Exhibit 99.1

Travelzoo 590 Madison Avenue 21st Floor New York, NY 10022 Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Appoints C.J. Kettler as President, North America

NEW YORK, November 9, 2007 – Travelzoo (NASDAQ: TZOO), a global Internet media company, today announced the appointment of C.J. Kettler as president, North America effective November 12. In this position, Kettler will lead the company’s North America division, overseeing content production, finance, sales, marketing and human resources. The North American division currently represents approximately 90% of the company’s overall revenue. Kettler joins Travelzoo from lifestyle media company LIME, where she was founder and CEO. LIME, which was backed by Steve Case’s Revolution LLC, recently sold to Gaiam (NASDAQ: GAIA). Kettler will be based at the Travelzoo headquarters in New York and will report to Travelzoo Chairman and CEO Ralph Bartel.

“C.J. Kettler brings more than 20 years of operating experience in a wide range of leadership roles straddling digital and traditional media as well as domestic and international content development and production to the role of president, North America,” said Bartel. “We believe that C.J. has the experience and drive to aggressively grow Travelzoo’s North America business profitably by broadening the high-quality content and tools that Travelzoo provides to its users and by expanding Travelzoo’s reach across multiple media platforms.”

“Travelzoo is a unique brand that provides valuable information and utility to its base of more than 10 million travel enthusiasts in the U.S.,” said Kettler. “The company has a strong and consistent connection with its subscribers and I look forward to continuing to build the Travelzoo brand and relationship with this targeted, passionate and loyal user base as well as with advertisers seeking this highly desirable audience.”

Much of Kettler’s career has been focused on pioneering new media brands, targeting new audiences and developing strategic partnerships that expand reach and revenues. Under her

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leadership, the LIME brand was introduced simultaneously across multiple platforms including broadband television, radio, mobile, online, podcasting and home entertainment. LIME is a trusted resource for consumers seeking a healthy and green lifestyle.

Prior to LIME, from 2002 to 2004, Kettler served as managing director and operating executive at Solera Capital, a private equity firm with $250 million under management. She was co-president of Latina Magazine, one of Solera’s portfolio companies. In 2003, Kettler co-founded Propeller Partners LLC, a boutique strategic advisory firm serving a wide range of media and entertainment companies. From 1999 to 2001, she served as president, Sales and Integrated Marketing, at Oxygen Media. From 1987 to 1999, she worked for Sunbow Entertainment, a top ranked independent program supplier, where she served from 1994 to 1999 as president and CEO. Kettler began her career with CBS. She has also held a number of senior positions focused on emerging media at McCann Erickson and MTV Networks.

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo's media properties, which reach more than 12 million travel enthusiasts in the U.S., Canada, France, Germany, Hong Kong and the U.K. include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 900 advertisers. Travelzoo's deal experts review each offer to find the best travel deals and confirm their true value. Travelzoo is headquartered in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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